AMENDMENT TO THE
BROADCOM CORPORATION
2012 STOCK INCENTIVE PLAN

February 1, 2016
This Amendment (this “Amendment”) to the Broadcom Corporation 2012 Stock Incentive Plan, as amended and restated January 28, 2015 (as amended, the “Plan”) is effective as of the date first set forth above, such amendment being approved by the Board of Directors of Broadcom Limited (the “Company”) pursuant to Article Five, Section IV.A of the Plan. The Plan is hereby amended as follows:

1.
All references to the “Corporation,” “Broadcom Corporation” or “Broadcom Corporation, a California corporation” in the Plan shall refer to the Company. The following will replace Section F of the Appendix to the Plan in its entirety:

“F. Corporation shall mean Broadcom Limited (Registration No. 201505572G), a limited company incorporated under the Republic of Singapore.”

2.
All references to “stock,” “common stock,” “shares of common stock” or other similar terms in the Plan shall refer to the ordinary shares of the Corporation. All references to “shares of Common Stock,” “Class A Common Stock” or “Common Stock” in the Plan shall be deleted and replaced with “Shares”.

3.	The following will replace Section E of the Appendix of the Plan in its entirety:
“E.    Shares means the ordinary shares of the Company, no par value.”

4.	The following will replace Article One, Section V.A of the Plan in its entirety:
“A. The shares issuable under the Plan shall be shares of authorized but unissued Shares, including shares repurchased by the Corporation on the open market. Subject to the automatic share increase provisions of Section V.B. of this Article One and any additional shares authorized by the vote of the Board and approved by the shareholders, the number of Shares reserved for issuance under the Plan from and after February 1, 2016 shall not exceed 85,222,200 shares.”

5.	The following will replace Article One, Section V.B of the Plan in its entirety:
“B. The number of Shares available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, commencing on the first trading day of January of calendar year 2017, by 12,195,965 Shares.”

6.	The following will replace Article One, Section V.C of the Plan in its entirety:
“C. No one person participating in the Plan may be granted Awards for more than 3,956,992 Shares in the aggregate per calendar year.”

7.	The following will replace Article Four of the Plan in its entirety:
“ARTICLE FOUR
[Intentionally Omitted.]”

8.
All references to Article Four of the Plan and to the “Director Automatic Grant Program” will be deleted in their entirety. The following will replace Section H of the Appendix of the Plan in its entirety:

“H. [Intentionally Omitted.]”

9.	Except as provided in this Amendment, the Plan shall remain in full force and effect.

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